AMENDED AND RESTATED SUBADVISORY AGREEMENT

This Amended and Restated Subadvisory Agreement made as of the 13th day of December, 2018 by and between Columbia Management Investment Advisers, LLC, a Minnesota limited liability company (“Investment Manager”), and AQR Capital Management, LLC, a Delaware limited liability company (“Subadviser”) amends and restates the Subadvisory Agreement, dated March 7, 2012 and amended August 18, 2016.

WHEREAS, the Funds listed in Schedule A (collectively referred to as the “Fund”, except where otherwise noted) are each a series of an investment company registered under the Investment Company Act of 1940, as amended (the “1940 Act”).

WHEREAS, Investment Manager entered into a Management Agreement (the “Advisory Agreement”) with the Fund pursuant to which Investment Manager provides investment advisory services to the Fund.

WHEREAS, Investment Manager and the Fund each desire to retain Subadviser to provide investment advisory services to the Fund, and Subadviser is willing to render such investment advisory services.

NOW, THEREFORE, the parties, intending to be legally bound, agree as follows:

1.	Subadviser’s Duties.

(a)

Portfolio Management. Subject to supervision by Investment Manager and the Fund’s Board of Directors/Trustees (the “Board”), Subadviser shall manage the investment operations and the composition of that portion of the assets of the Fund which is allocated to Subadviser from time to time by Investment Manager (which portion may include any or all of the Fund’s assets), including the purchase, retention, and disposition thereof, in accordance with the Fund’s investment objectives, policies, and restrictions, and subject to the following understandings:

(i)

Investment Decisions. Subadviser shall determine from time to time what investments and securities will be purchased, retained, or sold with respect to that portion of the Fund allocated to it by Investment Manager, and what portion of such assets will be invested or held uninvested as cash. Subadviser is prohibited from consulting with any other subadviser of the Fund concerning transactions of the Fund in securities or other assets, other than for purposes of complying with the conditions of Rule 12d3-1(a) or (b) of the 1940 Act. Subadviser will not be responsible for voting proxies issued by companies held in the Fund although Investment Manager may consult with Subadviser from time to time regarding the voting of proxies of securities owned by the Fund. Subadviser will not be responsible for filing claims in class action settlements related to securities currently or previously held by that portion of the Fund allocated to it by Investment Manager, although Investment Manager may consult with Subadviser from time to time regarding the filing of claims in class action settlements.

(ii)

Investment Limits. Subject to the provisions of Section 3 hereof, in the performance of its duties and obligations under this Agreement, Subadviser shall act in conformity with applicable limits and requirements, as amended from time to time, as set forth in the (a) Fund’s prospectus (“Prospectus”) and the Fund’s Statement of Additional Information (“SAI”); (b) instructions and directions of Investment Manager and of the Board; and (c) requirements of the 1940 Act, the Internal Revenue Code of 1986, as amended (the “Code”), as applicable to the Fund, and all other applicable federal and state laws and regulations (together, the “Fund Requirements”). Investment Manager agrees to give Subadviser prompt written notice if Investment Manager believes any recommendations, advice or investments to be in violation of (a), (b) or (c) above.

(iii)	Portfolio Transactions.

(A)

Trading. With respect to the securities and other investments to be purchased or sold for the Fund, Subadviser shall place orders with or through such persons, brokers, dealers, or futures commission merchants (including, but not limited to, broker-dealers that are affiliated with Investment Manager or Subadviser) selected by Subadviser; provided, however, that such orders shall be consistent with Subadviser’s brokerage policy; conform with federal securities laws; and be consistent with seeking best execution. The Subadviser may consider the research, investment information, and other services provided by, and the financial responsibility of, brokers, dealers, or futures commission merchants who may effect, or be a party to, any such transaction or other transactions to which Subadviser’s other clients may be a party in accordance with Section 28(e) of the Securities Exchange Act of 1934, as amended. To the extent permitted by law, and consistent with its obligation to seek best execution, Subadviser may execute transactions or pay a broker-dealer a commission, spread or markup in excess of that which another broker-dealer might have charged for executing a transaction provided that Subadviser determines, in good faith, that the execution is appropriate or the commission, spread or markup is reasonable in relation to the value of the brokerage and/or research services provided, viewed in terms of either that particular transaction or Subadviser’s overall responsibilities with respect to the Fund and other clients for which it acts as subadviser. Notwithstanding anything herein to the contrary, to the extent Subadviser is directed by Investment Manager to use a particular broker or brokers to borrow securities to cover securities sold short, Subadviser shall have no responsibility for setting the rate charged to borrow a security or otherwise ensuring that the rate charged by such broker to borrow a security is favorable.

(B)

Aggregation of Trades. Subadviser, to the extent permitted by applicable laws and regulations, may, but shall be under no obligation to, aggregate the securities or other investments to be sold or purchased for the Fund as well as other clients of Subadviser in order to seek best execution. In such event, allocation of the securities or other investments so purchased or sold, as well as the expenses incurred in the transaction, will be made by Subadviser in the manner Subadviser considers to be the most equitable and consistent with its fiduciary obligations to the Fund and to such other clients.

(C)

Subadviser will not arrange purchases or sales of securities or other investments between the Fund and other accounts advised by Subadviser or its affiliates unless (a) such purchases or sales are in accordance with applicable law (including Rule 17a-7 of the 1940 Act) and the Fund’s policies and procedures as provided in writing to Subadviser along with any amendments, and (b) Subadviser determines the purchase or sale is in the best interests of the Fund.

(D)

Derivatives Authority. Subadviser is authorized on behalf of the Fund, consistent with the investment discretion delegated to Subadviser herein, and is hereby appointed as the Fund’s agent and attorney in fact with authority to: (i) enter into agreements and execute any documents on behalf of the Fund (e.g. any futures or derivatives documentation such as exchange traded and over-the-counter transaction documentation, as applicable, it being understood that legal counsel for the Investment Manager may, in its discretion, review ISDA Master Agreements, Futures Commission Merchant (“FCM”) agreements, FCM agreements for cleared swaps and equity prime brokerage agreements (if applicable) and any similar agreements prior to Subadviser’s execution thereof) required with respect to any investments made for the Fund (such documentation includes but is not limited to any market and/or industry standard documentation and the standard representations contained therein); (ii) acknowledge the receipt of brokers’ risk disclosure statements, electronic trading disclosure statements and similar disclosures; and (iii) open, continue and terminate brokerage accounts and other brokerage arrangements with respect to the portfolio transactions entered into by Subadviser on behalf of the Fund. The Investment Manager understands that each Fund identified on Schedule A will be bound by the terms of agreements executed by the Subadviser on such Fund’s behalf in accordance with this Agreement to the same extent as if the Fund had executed such agreement directly. Under most such agreements, a broker or counterparty is generally granted a lien on, and a right to set off against, any of the assets of each Fund identified on Schedule A held in other accounts of that same Fund maintained by such broker or counterparty, if any, in order to satisfy any indebtedness arising out of the trading activity, and the broker or counterparty has the right to liquidate the Fund’s account in the event of a default. Each Fund identified on Schedule A will remain separately liable for any amounts owed to a broker or counterparty including any debit balances, losses or other amounts due as a result of the Subadviser’s trading on such Fund’s behalf, including commissions.

Subadviser further shall have the authority to instruct the custodian to: (i) pay cash for securities and other property delivered for the Fund; (ii) deliver or accept delivery of, upon receipt of payment or payment upon receipt of, securities, commodities or other property underlying any futures or options contracts, and other property purchased or sold for the Fund; and (iii) deposit margin or collateral which shall include the transfer of money, securities or other property to the extent permitted by the 1940 Act and the rules and regulations thereunder and necessary to meet the obligations of the Fund with respect to any investments made in accordance with the Prospectus and SAI. Subadviser shall not have the authority to cause the Investment Manager to deliver securities or other property, or pay cash to Subadviser other than payment of the management fee provided for in this Agreement.

(iv)

Records and Reports. Subadviser (a) shall maintain such books and records for such time periods as are required of an SEC-registered investment adviser to an investment company registered under the 1940 Act, (b) shall render to the Board such periodic and special reports regarding the services provided under this Agreement as the Board (or a Committee thereof) or Investment Manager may reasonably request in writing, and (c) shall meet with any officers, Board members or employees of the Fund or Investment Manager at the request of Investment Manager or the Board for the purpose of reviewing Subadviser’s performance under this Agreement at reasonable times and upon reasonable advance notice.

(v)

Transaction Reports. Subadviser shall provide Investment Manager a daily trade file with information relating to all transactions concerning the allocated portion of the Fund’s assets for which Subadviser is responsible and shall provide Investment Manager with such other information regarding the Fund upon Investment Manager’s reasonable request. Subadviser shall affirm or send a trade file of these transactions as instruction to the custodian of the Fund.

(vi)

Management of Funds with Multiple Subadvisers. Subadviser’s responsibilities for providing services to a Fund shall be limited to the portion of the Fund’s assets allocated to Subadviser (“Subadviser Account”). Subadviser shall not, without the prior approval of Investment Manager, effect any transactions that would cause the Subadviser Account, treated as a separate fund, to be out of compliance with the Fund’s investment objectives, policies and restrictions. Subadviser shall not consult with any other subadviser of a Fund concerning transactions for the Fund in securities or other assets.

(b)

Compliance Program and Ongoing Certification(s). As reasonably requested, Subadviser shall timely provide to Investment Manager (i) information and commentary for the Fund’s annual and semi-annual reports, in a format approved by Investment Manager, and shall (a) certify that such information and commentary does not contain any untrue statement of a material fact or omit to state a material fact necessary to make the information and commentary not misleading, in a format reasonably requested by Investment Manager, as it may be amended from time to time, and (b) provide (i) additional certifications related to Subadviser’s management of the Fund in order to support the Fund’s filings on Form N-CSR and Form N-Q, and the Fund’s Principal Executive Officer’s and Principal Financial Officer’s certifications under Rule 30a-2 of the 1940 Act, thereon; in a format reasonably requested by Investment Manager, as it may be amended from time to time, (ii) a quarterly sub-certification with respect to compliance matters related to Subadviser and Subadviser’s management of the Fund, in a format reasonably requested by Investment Manager, as it may be amended from time to time; (iii) an annual certification from Subadviser’s Chief Compliance Officer, appointed under Rule 206(4)-7 of the Investment Advisers Act of 1940 (the “Advisers Act”), or his or her designee with respect to the design and operation of Subadviser’s compliance program, in a format reasonably requested by Investment Manager, as it may be amended from time to time; and (iv) from time to time Subadviser shall provide such certifications to assist Investment Manager in fulfilling Investment Manager’s obligations under Rule 38a-1 of the 1940 Act, as are reasonably requested by the Fund or Investment Manager, provided that such certifications relate to Subadviser’s duties and responsibilities under this Agreement. In addition, Subadviser will, from time to time, provide a written assessment of its compliance program in conformity with current industry standards that is reasonably acceptable to Investment Manager to enable the Fund to fulfill its obligations under Rule 38a-1 of the 1940 Act.

(c)

Maintenance of Records. Subadviser shall timely furnish to Investment Manager all information relating to Subadviser’s services hereunder which Subadviser is required by law or regulation to keep and which are needed by Investment Manager to maintain the books and records of the Fund required under the 1940 Act.

Subadviser agrees that all records which it maintains for the Fund are the property of the Fund and Subadviser will surrender promptly to the Fund any of such records upon the Fund’s request; provided, however, that Subadviser may retain a copy of such records. Subadviser further agrees to preserve for the periods prescribed under the 1940 Act any such records as are required to be maintained by it pursuant to paragraph 1(a) hereof.

(d)

Insurance and Code of Ethics. Subadviser will provide the Fund with reasonable evidence that, with respect to its activities on behalf of the Fund, Subadviser is maintaining (i) adequate errors and omissions insurance and (ii) an appropriate Code of Ethics and related reporting procedures.

(e)

Confidentiality. This section 1(e) of the Agreement hereby supersedes and replaces in its entirety the terms of the Mutual Confidentiality Agreement, dated July 12, 2011, entered into by Investment Manager and Subadviser.

Each of the parties hereto agrees that it shall exercise the same standard of care that it uses to protect its own confidential and proprietary information (“Confidential Information”), but no less than reasonable care, to protect the Confidential Information of the other party. As used herein, Confidential Information, includes, but is not limited, to: “Fund Portfolio Information,” which refers to confidential and proprietary information with regard to (i) the portfolio holdings and characteristics of the portion of the Fund allocated to Subadviser, that Subadviser manages under the terms of this Agreement; and (ii) product returns, quarterly letters, financial data, monthly and quarterly reports, representative account holdings and/or position listings, analyses, projections, forecasts, trading and pricing information and order execution strategies. Each party hereby agrees to restrict access to the other party’s Confidential Information to its employees who will use it only for the purpose of providing services under this Agreement. The foregoing shall not prevent a party from disclosing Confidential Information (1) that is publicly known or becomes publicly known through no unauthorized act; (2) that is rightfully received from a third party without obligation of confidentiality; (3)(a) that, in the case of Investment Manager’s Confidential Information, is approved in writing by Investment Manager for disclosure, (3)(b) that, in the case of Subadviser’s Confidential Information, is approved in writing by Subadviser for disclosure; (4) that is disclosed in the course of a regulatory examination or that is required to be disclosed pursuant to a requirement of a governmental or regulatory agency or law, so long as the non-disclosing party provides (to the extent permitted under applicable law) the disclosing party (i.e., the party whose Confidential Information would be disclosed) with prompt written notice of such requirement prior to any such disclosure; however, Subadviser is not required to provide such notice if information is provided on an aggregate basis without specific attribution to the Fund; (5) to affiliates that have a reason to know such information; (6) to the custodian of the Fund; (7) to brokers and dealers that are counterparties for trades for the Fund; (8) to futures commission merchants executing or clearing transactions in connection with the Fund, if applicable; and (9) to third party service providers to Subadviser subject to confidentiality agreements or duties. Notwithstanding the foregoing, to the extent Fund Portfolio Information is similar to investments for other clients of Subadviser, Subadviser may disclose such investments without direct reference to the Fund. Investment Manager agrees that Subadviser may identify Investment Manager or the Fund by name in Subadviser’s current client list. Such list may be used with third parties. Investment Manager acknowledges and agrees that the disclosure of portfolio holdings, net asset values, average cumulative or annual returns, risk exposures and standardized performance data by the Subadviser of other accounts or funds managed by Subadviser with similar investment strategies to that of the Fund are not in violation of this section, provided that the Fund is not identified by name. For the avoidance of doubt, all information, data and materials related to the investment methodology the Subadviser uses to manage Fund’s assets pursuant to this Agreement are considered the Subadviser’s proprietary information and therefore protected as confidential under this Agreement.

(f)

Cooperation. As reasonably requested by Investment Manager or the Board and in accordance with the scope of Subadviser’s obligations and responsibilities contained in this Agreement, Subadviser will cooperate with, and provide assistance to, Investment Manager or the Fund as needed in order for Investment Manager and the Fund to comply with applicable laws, rules and regulations, including, but not limited to, compliance with the Sarbanes-Oxley Act and the rules and regulations promulgated by the SEC thereunder, provided such cooperation does not cause Subadviser to breach any legal, tax or regulatory requirement applicable to Subadviser.

(g)

Notwithstanding any provision to the contrary contained in this Agreement, the Subadviser shall not be required to (i) fulfill any request made by the Investment Manager or Board for reports (including the format thereof) or information regarding the Fund and/or services provided under this Agreement unless Subadviser has been given a reasonable amount of time to compile such requested report or information (as applicable) and providing such information or reporting will not cause (A) the Subadviser to breach any legal, tax or regulatory requirement applicable to it; and/or (B) any loss, damage, liability or competitive disadvantage to any other fund or account managed by Subadviser with a similar investment strategy; and (ii) follow any instruction or direction provided to Subadviser by the Investment Manager or the Board, if following such instruction or direction will cause the Subadviser to breach any legal, tax or regulatory requirement applicable to it.

2.

Investment Manager’s Duties. Investment Manager shall continue to have responsibility for all other services to be provided to the Fund pursuant to the Advisory Agreement and shall oversee and review Subadviser’s performance of its duties under this Agreement. Investment Manager shall also retain direct portfolio management responsibility with respect to any assets of the Fund which are not allocated by it to the portfolio management of Subadviser as provided in paragraph 1(a) hereof or to any other subadviser. Investment Manager will periodically provide to Subadviser a list of the affiliates of Investment Manager or the Fund to which investment restrictions apply, and will specifically identify in writing (a) all publicly traded companies that issue securities in which the Fund may not invest, together with ticker symbols for all such companies, and (b) any affiliated brokers and any restrictions that apply to the use of those brokers by Subadviser. Neither Subadviser nor any of its directors, officers, partners, principals, employees or agents shall have responsibility whatsoever for, and shall incur no liability on account of (i) diversification, selection or establishment of such investment objectives, policies and restrictions of the Fund, (ii) following any instruction or direction provided by the Investment Manager or Board, (iii) advice on, or management of, any assets for the Fund other than the assets for which Investment Manager has delegated investment discretion to Subadviser, (iv) filing of any tax or information returns or forms, withholding or paying any taxes, or seeking any exemption or refund, (v) registration of the Fund with any government or agency, (vi) administration of the plans and trusts investing in the Fund, (vii) overall Fund compliance with requirements of the 1940 Act and Subchapter M of the Code, relating to percentage limitations applicable to the Fund’s assets that would require knowledge of the Fund’s holdings other than the assets subject to this Agreement, (viii) the preparation or filing of any reports required of a Fund by any governmental, regulatory agency or industry self-regulatory agency, or (ix) any disclosure made, or material omission, in the Prospectus, SAI, marketing materials or other documentation of the Fund that is in contravention to any written comments provided by Subadviser with respect to the content of such Prospectus, SAI, marketing materials or other documentation.

3.

Documents Provided to Subadviser. Investment Manager has delivered or will deliver to Subadviser prior to the execution of this Agreement current copies and supplements or amendments thereto of each of the investment strategies, policies and objectives, the Prospectus and SAI pertaining to the Fund, and on an ongoing basis, will, with reasonable notice, advise Subadviser in writing of each change in the policies and procedures, investment policies and restrictions of the Fund relating to Subadviser or its services to the Fund before they become effective and will deliver to Subadviser all such future amendments and supplements to the Prospectus and SAI prior to filing the same with the Securities and Exchange Commission, if any. Notwithstanding any provision to the contrary contained in this Agreement, the Subadviser will not be bound to follow any change in the investment policies, restrictions or procedures of the Fund or any amendment or Supplement to the Prospectus or SAI, (i) until Subadviser has received written notice of any such change from the Investment Manager or the Board, (ii) until it has been given a reasonable amount of time to implement such change, and (iii) if such change would cause the Subadviser to breach any legal, tax or regulatory requirements applicable to the Subadviser.

4.

Compensation of Subadviser. For the services provided and the expenses assumed pursuant to this Agreement, Investment Manager will pay to Subadviser, effective from the date of this Agreement, a fee which shall be determined daily and paid monthly, on or before the last business day of the next succeeding calendar month, at the annual rates set forth in the attached Schedule A which Schedule can be modified from time to time upon mutual agreement of the parties to reflect changes in annual rates, subject to appropriate approvals required by the 1940 Act, if any. If this Agreement becomes effective or terminates before the end of any month, the fee for the period from the effective date to the end of the month or from the beginning of such month to the date of termination, as the case may be, shall be prorated according to the proportion that such portion of the month bears to the full month in which such effectiveness or termination occurs. During the term of this Agreement, Subadviser will pay all expenses incurred by it in connection with its activities under this Agreement other than costs in connection with (i) interest and taxes of the Fund; (ii) the purchase or sale of securities and other assets or financial instruments (including brokerage commissions, if any); and/or (iii) custodian fees and expenses, for the Fund. Subadviser shall not be obligated to pay the expenses of the Investment Manager or the Fund.

5.

Expenses. Subject to the terms of Section 4 above, Subadviser shall bear all expenses incurred by it and its staff with respect to its activities in connection with the performance of Subadviser’s services under this Agreement, including but not limited to salaries, overhead, travel, preparation of Board materials, review of marketing materials relating to Subadviser or other information provided by Subadviser to Investment Manager and/or the Fund’s distributor, and marketing support. Subadviser agrees to pay to Investment Manager the cost of generating a prospectus supplement, which includes preparation, filing, printing, and distribution (including mailing) of the supplement, if the Subadviser makes any changes that counsel to the Fund reasonably deems to require immediate disclosure in the prospectus or any required regulatory documents that may be caused by changes to its structure or ownership, to investment personnel, to investment style or management (except changes to the investment strategy, objectives or policies of the Fund that Investment Manager may require and that are agreed to by Subadviser or that Investment Manager and Subadviser mutually agree to, including but not limited to, the introduction of new investment instruments, but not as to investment process (i.e., buy/sell discipline)), or otherwise (“Changes”), and at the time of notification to the Fund or Investment Manager by the Subadviser of such Changes, the Fund is not generating a supplement for other purposes or the Fund or the Investment Manager has a reasonable basis for not wishing to add such Changes to a pending supplement. In the event two or more subadvisers, if applicable, each require a supplement simultaneously, the expense (other than the costs of printing and mailing) of a combined supplement will be shared pro rata with such other subadviser(s) based upon the number of pages required by each such subadviser, and each such subadviser shall pay its pro rata share of printing and mailing costs and expenses based upon the number of supplements required to be printed and mailed. All other expenses not specifically assumed by Subadviser hereunder or by Investment Manager under the Advisory Agreement are borne by the applicable Fund. The parties hereby agree that if, as a result of regulatory changes, an amendment or supplement to the Prospectus, SAI or any other regulatory documents is required in the reasonable opinion of the Investment Manager in order to modify disclosure regarding the investment style, strategies or management of the Fund, Subadviser shall not be required to pay for the costs related thereto.

In the event that there is a proposed change in control of Subadviser that would act to terminate this Agreement in accordance with the 1940 Act and the rules and regulations thereunder, if a vote of shareholders to approve continuation of this Agreement is at that time reasonably deemed by counsel to the Fund to be required by the 1940 Act or any rule or regulation thereunder, Subadviser agrees to assume all reasonable costs associated with soliciting shareholders of the appropriate Fund(s), to approve continuation of this Agreement. Such expenses include the reasonable costs of preparation, filing and mailing of a proxy statement, and of soliciting proxies.

In the event that such proposed change in control of Subadviser (that would act to terminate this Agreement in accordance with the 1940 Act and the rules and regulations thereunder) shall occur and the Fund is operating under an exemptive order issued by the SEC to Investment Manager with respect to the appointment of subadvisers absent shareholder approval, Subadviser agrees to assume all reasonable costs and expenses (including the costs of preparation, mailing and filing) associated with the preparation of an information statement, required by the exemptive order containing all information that would be included in a proxy statement.

6.	Representations of Subadviser. Subadviser represents and warrants as follows:

(a)

Subadviser (i) is registered as an investment adviser under the Advisers Act and will continue to be so registered for so long as this Agreement remains in effect; (ii) is not prohibited by the 1940 Act or the Advisers Act from performing the services contemplated by this Agreement; (iii) has appointed a Chief Compliance Officer under Rule 206(4)-7 of the Advisers Act; (iv) has adopted written policies and procedures that are reasonably designed to prevent violations of the Advisers Act from occurring, detect violations that have occurred, correct promptly any violations that have occurred, and will provide prompt notice of any material violations relating to the Fund to Investment Manager; (v) has met and will seek to continue to meet for so long as this Agreement remains in effect, any other applicable federal or state requirements, or the applicable requirements of any regulatory or industry self-regulatory agency necessary to be met in order to perform the services contemplated by this Agreement; (vi) has the authority to enter into and perform the services contemplated by this Agreement; and (vii) will, as soon as reasonably practicable, notify Investment Manager (1) of the occurrence of any event that would disqualify Subadviser from serving as an investment adviser of an investment company pursuant to Section 9(a) of the 1940 Act, (2) in the event the Securities and Exchange Commission (the “SEC”) or other governmental authority has: censured Subadviser; placed limitations upon the activities, functions or operations of Subadviser; or has commenced proceedings or an investigation that may result in any of these actions, (3) upon having a reasonable basis for believing that the Fund has ceased to qualify or might not qualify as a regulated investment company under Subchapter M of the Code and (4) of any material fact known to Subadviser respecting or relating to Subadviser that is not contained in the Fund’s Prospectus, and is required to be stated therein or necessary to make the statements therein not misleading, or of any statement relating to Subadviser contained therein that becomes untrue in any material respect.

(b)

Subadviser has adopted a written code of ethics complying with the requirements of Rule 17j-1 under the 1940 Act and will provide Investment Manager with a copy of the code of ethics. Within 60 days of the end of the last calendar quarter of each year that this Agreement is in effect, a duly authorized officer of Subadviser shall certify to Investment Manager that there has been no material violation of Subadviser’s code of ethics or, if such a violation has occurred, that appropriate action was taken in response to such violation. To the extent Subadviser has approved any material changes to its code of ethics, such revised code together with an explanation of such amendments shall be promptly (but in no event later than 60 days) provided to Investment Manager.

(c)

Subadviser has provided Investment Manager with a copy of its Form ADV Part II, which as of the date of this Agreement is its Form ADV Part II as most recently deemed to be filed with the SEC, and will, as soon as reasonably practicable, furnish a copy of all amendments to Investment Manager (at least annually).

(d)

Subadviser will promptly notify Investment Manager of any changes in the managing member of Subadviser, the chief executive officer of Subadviser or the portfolio manager(s) that are identified in the Prospectus of the Fund, or if there is otherwise an actual change in control of Subadviser (as determined in accordance with the 1940 Act).

(e)

Subadviser shall promptly notify Investment Manager in writing if it becomes aware of any actual action, suit, investigation or proceeding that may impair or adversely affect in any material respect the ability of the Subadviser or the Fund to conduct their business. In addition, Subadviser shall promptly notify Investment Manager of any investigation or institution of a proceeding by any regulatory or self-regulatory organization against the Fund and confirms that no such investigation or proceeding is in existence as of the date of this Agreement.

7.	Representations of Investment Manager. Investment Manager represents and warrants as follows:

(a)

Investment Manager (i) is registered as an investment adviser under the Advisers Act and will continue to be so registered for so long as this Agreement remains in effect; (ii) is not prohibited by the 1940 Act or the Advisers Act, or other applicable law or regulation, from performing the services contemplated by this Agreement; (iii) has appointed a Chief Compliance Officer under Rule 206(4)-7 of the Advisers Act; (iv) has adopted written policies and procedures that are reasonably designed to prevent violations of the Advisers Act from occurring, detect violations that have occurred, correct promptly any violations that have occurred, and will provide prompt notice of any material violations relating to the

Fund to the Subadviser; (v) has met and will seek to continue to meet for so long as this Agreement remains in effect, any other applicable federal or state requirements, or the applicable requirements of any regulatory or industry self-regulatory agency necessary to be met in order to perform the services contemplated by this Agreement as well as the services contemplated by the Advisory Agreement; (vi) has the authority to enter into and perform the services contemplated by this Agreement; and (vii) will promptly notify Subadviser (1) of the occurrence of any event that would disqualify Investment Manager from serving as an investment adviser of an investment company pursuant to Section 9(a) of the 1940 Act or otherwise, (2) in the event the SEC or other governmental authority has: censured Investment Manager; placed limitations upon its activities, functions or operations; or has commenced proceedings or an investigation that may result in any of these actions or (3) upon having a reasonable basis for believing that the Fund has ceased to qualify or might not qualify as a regulated investment company under Subchapter M of the Code.

(b)

Investment Manager agrees that neither it nor any of its affiliates will in any way refer directly or indirectly to its relationship with Subadviser, or any of its affiliates in offering, marketing, or other promotional materials without the prior written consent of Subadviser; provided that Investment Manager shall not be required to obtain Subadviser’s prior written consent to make factual statements regarding the fact that Subadviser serves as subadviser to the Fund, in responding to requests for information from shareholders or prospective shareholders, in disclosures required by applicable law, rule or regulation, or in responding to regulatory inquiries.

(c)

The Fund is and will continue to be the owner of all assets for which Investment Manager delegates investment discretion to Subadviser from time to time, and there are and will continue to be no restrictions on the pledge, hypothecation, transfer, sale or public distribution of such assets.

(d)

Investment Manager is establishing and will be maintaining the Fund’s account with Subadviser solely for the purpose of investing the relevant assets and not with a view to obtaining information regarding portfolio holdings or investment decisions or strategies in order to effect securities transactions based upon such information or to provide such information to another party, and that Investment Manager and its employees, officers and directors shall not use account holdings information for any of the foregoing purposes.

(e)	Investment Manager has received a copy of Subadviser’s Form ADV Part II, which as of the date of this Agreement is its Form ADV Part II as most recently deemed to be filed with the SEC.

(e)	The Board has approved the appointment of Subadviser pursuant to this Agreement.

(f)

Investment Manager shall promptly notify Subadviser in writing if it becomes aware of any actual action, suit, investigation or proceeding that may impair or adversely affect in any material respect the ability of the Investment Manager or the Fund to conduct their business. In addition, Investment Manager shall promptly notify Subadviser of any investigation or institution of a proceeding by any regulatory or self-regulatory organization against the Fund, and confirms that no such investigation or proceeding is in existence as of the date of this Agreement.

8.	Liability and Indemnification.

(a)

Except as may otherwise be provided by the 1940 Act or any other federal securities law, Subadviser, including any of its affiliates and any of the officers, partners, employees, consultants, or agents thereof and any Subadviser-Delegatee (as defined below) shall not be liable for any losses, claims, damages, liabilities, or litigation (including legal and other expenses) incurred or suffered by the Fund, Investment Manager, or any affiliated persons thereof (within the meaning of Section 2(a)(3) of the 1940 Act) or controlling persons thereof (as described in Section 15 of the Securities Act of 1933, as amended (the “1933 Act”) ) (collectively, “Fund and Investment Manager Indemnitees”) as a result of any error of judgment or mistake of law by Subadviser with respect to the Fund or any act or omission by Subadviser in good faith and believed by it to be authorized or within its discretion, rights or powers conferred by this Agreement or in accordance with specific directions or instructions from the Investment Manager or the officers or trustees of the Fund, except that nothing in this Agreement shall operate or purport to operate in any way to exculpate, waive, or limit the liability of Subadviser for, and Subadviser shall indemnify and hold harmless the Fund and Investment Manager Indemnitees against any and all losses, claims, damages, liabilities, or litigation (including reasonable legal and other expenses) to which any of the Fund and Investment Manager Indemnitees may become subject under the 1933 Act, the 1940 Act, the Advisers Act, or under any other statute, at common law, or otherwise arising out of or based on (i) any willful misconduct, bad faith, reckless disregard, or gross negligence of Subadviser in the performance of any of its duties or obligations hereunder; (ii) any untrue statement of a material fact regarding Subadviser contained in the Prospectus and SAI, proxy materials, reports, advertisements, sales literature, or other materials pertaining to the Fund or the omission to state therein a material fact regarding Subadviser known to Subadviser which was required to be stated therein or necessary to make the statements therein not misleading, if such statement or omission was made in reliance upon written information furnished to Investment Manager or the Fund by Subadviser Indemnitees (as defined below) for use therein; provided, however, that Subadviser has had a reasonable opportunity to review information regarding Subadviser contained in the Prospectus and SAI, proxy materials, reports, advertisements, sales literature or other materials pertaining to the Fund as set forth in section 11 and the Investment Manager has accepted all material (in the opinion of the Subadviser) comments from Subadviser regarding such disclosure; (iii) any violation of federal or state statutes or regulations, or regulations of a regulatory agency or industry self-regulatory agency, by Subadviser and (iv) any material breach of the terms of this Agreement by Subadviser. It is further understood and agreed that Subadviser may rely upon information furnished to it by Investment Manager that it reasonably believes to be accurate and reliable; provided, however, that Subadviser shall be liable for any loss incurred by the Fund, the Investment Manager or their respective affiliates to the extent such losses arise out of any negligent act or omission directly attributable to Subadviser which results directly in an error in the net asset value of the Fund. The federal securities laws impose liabilities in certain circumstances on persons who act in good faith, and therefore nothing herein shall in any way constitute a waiver or limitation of any rights which Investment Manager may have under any securities laws. Neither Subadviser nor any Subadviser Indemnitees (as defined below) shall be liable for any loss or damage arising or resulting from the acts or omissions of the custodian of the Fund, any broker, financial institution or any other third party with or through whom Subadviser arranges or enters into a transaction in respect of the Fund, except to the extent that Subadviser or its affiliate instructed such broker, financial institution or third party to take such action or omission and such action or omission constitutes willful misconduct, bad faith, reckless disregard, or gross negligence of Subadviser. Investment Manager understands and acknowledges that Subadviser does not warrant that the portion of the assets of the Fund managed by Subadviser will achieve any particular rate of return or that its performance will match any benchmark index or other standard or objective.

(b)

Except as may otherwise be provided by the 1940 Act or any other federal securities law, Investment Manager and the Fund shall not be liable for any losses, claims, damages, liabilities, or litigation (including legal and other expenses) incurred or suffered by Subadviser or any of its affiliated persons thereof (within the meaning of Section 2(a)(3) of the 1940 Act) or controlling persons (as described in Section 15 of the 1933 Act) (collectively, “Subadviser Indemnitees”) as a result of any error of judgment or mistake of law by Investment Manager with respect to the Fund, except that nothing in this Agreement shall operate or purport to operate in any way to exculpate, waive, or limit the liability of Investment Manager for, and Investment Manager shall indemnify and hold harmless Subadviser Indemnitees against any and all losses, claims, damages, liabilities, or litigation (including reasonable legal and other expenses) to which any of Subadviser Indemnitees may become subject under the 1933 Act, the 1940 Act, the Advisers Act, or under any other statute, at common law, or otherwise arising out of or based on (i) any willful misconduct, bad faith, reckless disregard, or gross negligence of Investment Manager in the performance of any of its duties or obligations hereunder; (ii) any untrue statement of a material fact contained in the Prospectus and SAI, proxy materials, reports, advertisements, sales literature, or other materials pertaining to the Fund or the omission to state therein a material fact known to Investment Manager which was required to be stated therein or necessary to make the statements therein not misleading, unless such statement or omission concerned Subadviser and was made in reliance upon written information furnished to Investment Manager or the Fund by the Subadviser for use therein, (iii) any violation of federal or state statutes or regulations, or regulations of a regulatory agency or industry self-regulatory agency, by Investment Manager or the Fund, (iv) any material breach of the terms of this Agreement by Investment Manager, (v) Subadviser acting in accordance with any instruction or direction provided by the Investment Manager or the Board, or (vi) the actions or omissions of any other subadviser to the Fund.

(c)

After receipt by Investment Manager or Subadviser, its affiliates, or any officer, director, employee, or agent of any of the foregoing, entitled to indemnification as stated in (a) or (b) above (“Indemnified Party”) of notice of the commencement of any action, if a claim in respect thereof is to be made against any person obligated to provide indemnification under this section (“Indemnifying Party”), such Indemnified Party shall notify the Indemnifying Party in writing of the commencement thereof as soon as practicable after the summons or other first written notification giving information of the nature of the claim that has been served upon the Indemnified Party; provided that the failure to so notify the Indemnifying Party will not relieve the Indemnifying Party from any liability under this section, except to the extent that the omission results in a failure of actual notice to the Indemnifying Party and such Indemnifying Party is damaged solely as a result of the failure to give such notice. The Indemnifying Party, upon the request of the Indemnified Party, shall retain counsel satisfactory to the Indemnified Party to represent the Indemnified Party in the proceeding, and shall pay the fees and disbursements of such counsel related to such proceeding. In any such proceeding, any Indemnified Party shall have the right to retain its own counsel, but the fees and expenses of such counsel shall be at the expense of such Indemnified Party unless (1) the Indemnifying Party and the Indemnified Party shall have mutually agreed to the retention of such counsel, or (2) the named parties to any such proceeding (including any impleaded parties) include both the Indemnifying Party and the Indemnified Party and representation by both parties by the same counsel would be inappropriate due to actual or potential differing interests between them. The Indemnifying Party shall not be liable for any settlement of any proceeding effected without its written consent, which consent shall not be unreasonably withheld. Any settlement of a proceeding or action by an Indemnifying Party on an Indemnified Party’s behalf shall require the prior written consent of the Indemnified Party, which consent shall not be unreasonably withheld.

(d)

Under no circumstances shall any party hereto be liable to another for special, punitive or consequential damages, arising under or in connection with this Agreement, even if previously informed of the possibility of such damages.

9.	Duration and Termination.

(a)	Unless sooner terminated as provided herein, this Agreement, with respect to each Fund identified on Schedule A (as amended from time to time), shall continue from the date identified on such Schedule A only so long as such continuance is specifically approved at least annually in conformity with the requirements of the 1940 Act. Thereafter, if not terminated with respect to a Fund, this Agreement shall continue automatically for successive periods of 12 months each, provided that such continuance is specifically approved at least annually (i) by a vote of a majority of the Board members who are not parties to this Agreement or interested persons (as defined in the 1940 Act) of any such party, and (ii) by the Board or by a vote of the holders of a majority of the outstanding voting securities (as defined in the 1940 Act) of the Fund.

(b)

Notwithstanding the foregoing, this Agreement may be terminated at any time, without the payment of any penalty, by the Board or by vote of a majority of the outstanding voting securities (as defined in the 1940 Act) of the Fund on 60 days’ written notice to Subadviser. This Agreement may also be terminated, without the payment of any penalty, by Investment Manager (i) upon 60 days’ written notice to Subadviser; (ii) upon material breach by Subadviser of any representations and warranties set forth in this Agreement, if such breach has not been cured within 20 days after written notice of such breach; or (iii) immediately if, in the reasonable judgment of Investment Manager, Subadviser becomes unable to discharge its duties and obligations under this Agreement, including circumstances such as the insolvency of Subadviser or other circumstances that could adversely affect the Fund. Subadviser may terminate this Agreement at any time, without payment of any penalty, (1) upon 60 days’ written notice to Investment Manager; or (2) upon material breach by Investment Manager of any representations and warranties set forth in the Agreement, if such breach has not been cured within 20 days after written notice of such breach. This Agreement shall terminate automatically in the event of its assignment (as defined in the 1940 Act) or upon the termination of the Advisory Agreement.

(c)

In the event of termination of the Agreement, those paragraphs of the Agreement which govern conduct of the parties’ future interactions with respect to Subadviser having provided investment management services to the Fund(s) for the duration of the Agreement, including, but not limited to, paragraphs 1(a)(iv)(a), 1(c), 1(d), 1(e), 1(f), 8(a), 8(b), 8(c), 15, 17, 18, 20 and 23 shall survive such termination of the Agreement.

10.

Subadviser’s Services Are Not Exclusive. The services of the Subadviser hereunder are not to be deemed exclusive and nothing in this Agreement shall limit or restrict the right of Subadviser or any of its affiliates, partners, officers, or employees to engage in any other business or to devote his or her time and attention to the management or other aspects of any business, whether of a similar or a dissimilar nature, or limit or restrict Subadviser’s right to engage in any other business or to render services of any kind to any other fund, account (including proprietary accounts), corporation, firm, individual, or association. Subadviser acts as adviser to other clients and may, subject to compliance with its fiduciary obligations, give advice, and take action, with respect to any of those which may differ from the advice given, or the timing or nature of action taken, with respect to the Fund. Subject to its fiduciary obligation to the Fund, Subadviser shall have no obligation to purchase or sell for the Fund, or to recommend for purchase or sale by the Fund, any security which Subadviser, its principals, affiliates or employees may purchase or sell for themselves or for any other clients.

11.

References to Subadviser. Subadviser hereby grants to Investment Manager during the term of this Agreement, the non-exclusive and non-transferable right and license to (i) use Subadviser’s names “AQR Capital Management, LLC” and “AQR” (together, the “Subadviser Name”) on Investment Manager’s web site(s) and in other materials solely for the purposes of accurately disclosing and promoting the appointment of Subadviser hereunder, and (ii) include the term “AQR” in the legal name of the CTIVPSM – AQR Managed Futures Strategy Fund (together the “License Rights”). In accordance with the exercise of the License Rights, Investment Manager agrees to furnish to Subadviser at its principal office all prospectuses, SAIs, proxy statements, reports to shareholders, sales literature, or other material prepared for distribution to sales personnel, shareholders of the Fund or the public, that involve use of the License Rights prior to the use thereof, and not to use such material if Subadviser reasonably objects in writing five (5) business days (or such other time as may be mutually agreed upon) after receipt thereof. Such materials may be furnished to Subadviser hereunder by first-class or overnight mail, electronic transmission, or hand delivery. Investment Manager shall ensure that its exercise of the License Rights does not result in any use of the Subadviser Name in a misleading manner and Investment Manager is responsible for ensuring that its use of the Subadviser Name complies with all applicable laws and regulations.

There are no implied licenses under this Agreement and any and all rights not explicitly granted herein are reserved by Subadviser. All rights, title and interest, including intellectual property rights in and to the Subadviser Name and Subadviser’s logos and marks, will remain vested in Subadviser. Investment Manager may not do any of the following without Subadviser’s prior written consent and so Investment Manager covenants and agrees not to: (i) use the Subadviser Name except in accordance with the specific rights granted in this Agreement; (ii) sublicense, resell, rent, lease, pledge, share, transfer, assign, use, reproduce, copy, disclose or redistribute the Subadviser Name to any other party (including any affiliate) or in any other manner except as authorized in this Agreement; or (iii) use Subadviser’s logos or marks in any manner whatsoever.

The Investment Manager recognizes that from time to time directors, officers and employees of the Subadviser may serve as directors, trustees, partners, officers and employees of other funds (including other investment companies), corporations, business trusts, partnerships or other entities and that such other entities may include the Subadviser Name as part of their name, and that the Subadviser or its affiliates may enter into investment advisory, administration or other agreements with other entities and the other entities may include the Subadviser Name as part of their names.

Upon termination of this Agreement for any reason (except for material breach of the License Rights), the Investment Manager shall within 30 days (i) cease and cause the Fund to cease all use of the Subadviser Name, including use of the term “AQR” in the legal name of the CTIVPSM – AQR Managed Futures Strategy Fund, and (ii) take all necessary action to cause the Fund’s Prospectus, SAI, marketing materials and any other relevant documentation to be amended to accomplish a change of name to remove the term “AQR” from it and to reflect that the Subadviser no longer serves as subadviser to the Fund. In the event of a termination of this Agreement due to a material breach of the License Rights, Investment Manager shall cease use of the Subadviser Name as soon as possible rather than within 30 days of termination.

12.

Notices. Any notice, statement, consent or approval required or permitted to be given in connection with this Agreement (“Notice”) shall be in writing and shall be sufficiently given if delivered (whether in person, by post, by courier service or other personal method of delivery), or if transmitted by facsimile or other electronic means of communication:

Subadviser:

AQR Capital Management, LLC

Two Greenwich Plaza, 3rd Floor

Greenwich, CT 06830

Attn: William Fenrich, Chief Legal Officer

Tel: (203) 742-3600

Fax: (203) 742-3100

with a copy to:

Nicole DonVito, Senior Counsel & Head of Registered Products

AQR Capital Management, LLC

Two Greenwich Plaza, 3rd Floor

Greenwich, CT 06830

Ph. (203) 742-3815

Fax (203) 742-3315

In the case of Investment Manager:

Paul Mikelson

Vice President, Subadvised Strategies

Columbia Threadneedle Investments

707 2nd Ave. S, Routing: H17 435

Minneapolis, MN 55402

Tel:     (612) 671-4452

Fax:    (612) 671-0618

with a copy to:

Christopher O. Petersen

Vice President and Lead Chief Counsel

Ameriprise Financial, Inc.

5228 Ameriprise Financial Center, Routing: 27/5228

Minneapolis, MN 55474

Tel:     (612) 671-4321

Fax:    (612) 671-2680

Any Notice delivered or transmitted to a party as provided above shall be deemed to have been given and received on the day it is delivered or transmitted, provided that it is delivered or transmitted on any day that is not a Saturday, Sunday, or statutory holiday in the jurisdiction where the Notice is received (“Business Day”) prior to 5:00 p.m. local time in the place of delivery or receipt. However, if the Notice is delivered or transmitted after 5:00 p.m. local time or if such day is not a Business Day then the Notice shall be deemed to have been given and received on the next Business Day.

Any party may, from time to time, change its address by giving Notice to the other party in accordance with the provisions of this section.

13.	Amendments. This Agreement may be amended by mutual consent, subject to approval by the Board and the Fund’s shareholders to the extent required by the 1940 Act.

14.

Assignment. No assignment (as defined in the 1940 Act) of this Agreement shall be made by Investment Manager or Subadviser without the prior written consent of the Fund, and, if required by law, the Fund’s shareholders, and Investment Manager or Subadviser (as applicable). Notwithstanding the foregoing, no assignment shall be deemed to result from any changes in the directors, officers, or employees of Investment Manager or Subadviser except as may be provided to the contrary in the 1940 Act or the rules and regulations thereunder.

15.

Governing Law. This Agreement, and, in the event of termination of the Agreement, those paragraphs that survive such termination of the Agreement under paragraph 9(c), shall be governed by the laws of the commonwealth of Massachusetts, without giving effect to the conflicts of laws principles thereof, or any applicable provisions of the 1940 Act. To the extent that the laws of the commonwealth of Massachusetts, or any of the provision of this Agreement, conflict with applicable provisions of the 1940 Act, the latter shall control. The Investment Manager and Subadviser hereby consent to the jurisdiction of a state or federal court situated in the Commonwealth of Massachusetts in connection with any dispute arising hereunder. Any action or dispute between the Investment Manager and the Subadviser arising out of this Agreement shall be brought exclusively in the state or federal courts of the Commonwealth of Massachusetts. The Investment Manager and Subadviser hereby irrevocably waive, to the fullest extent permitted by applicable law, any objection which either party may now or hereafter have to the laying of venue of any such proceeding brought in such a court and any claim that such proceeding brought in such a court has been brought in an inconvenient forum.

16.	Entire Agreement. This Agreement embodies the entire agreement and understanding among the parties hereto, and supersedes all prior agreements and understandings relating to the subject matter hereof.

17.

Severability. Should any part of this Agreement be held invalid by a court decision, statute, rule, or otherwise, the remainder of this Agreement shall not be affected thereby. This Agreement and, in the event of termination of the Agreement, those paragraphs that survive such termination of the Agreement under paragraph 9(c), shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors.

18.

Interpretation. Any questions of interpretation of any term or provision of this Agreement having a counterpart in or otherwise derived from a term or provision of the 1940 Act shall be resolved by reference to such term or provision in the 1940 Act and to interpretation thereof, if any, by the federal courts or, in the absence of any controlling decision of any such court, by rules, regulations, or orders of the SEC validly issued pursuant to the 1940 Act. Where the effect of a requirement of the 1940 Act reflected in any provision of this Agreement is altered by a rule, regulation, or order of the SEC, whether of special or general application, such provision shall be deemed to incorporate the effect of such rule, regulation, or order.

The Subadviser’s duties, obligations, responsibilities (including any liability or indemnification requirements related thereto) provided under this Agreement with respect to the Fund shall solely relate to that portion of the Fund’s assets allocated to the Subadviser by the Investment Manager in accordance with this Agreement.

19.	Headings. The headings in this Agreement are intended solely as a convenience and are not intended to modify any other provision herein.

20.

Authorization. Each of the parties represents and warrants that the execution and delivery of this Agreement and the consummation of the transactions contemplated by this Agreement have been duly authorized by all necessary corporate action by such party and when so executed and delivered, this Agreement will be the valid and binding obligation of such party in accordance with its terms.

21.

Delegation. Subadviser may delegate some or all of its duties under this Agreement to affiliated or unaffiliated service providers and/or investment subadvisers (each a “Subadviser-Delegatee”); provided, however, that (i) Subadviser provides reasonable advance written notice to Investment Manager, (ii) any delegation of advisory duties is subject to and conditioned on the Fund Board’s and/or Fund shareholders’ advance approval as required pursuant to Section 15 of the 1940 Act, (iii) no additional charges, fees or other compensation will be paid for such services, (iv) Subadviser hereby agrees to advise Investment Manager of any changes required to be made to the disclosure in the Fund’s registration statement relating to the Fund’s portfolio managers provided by Subadviser or any Subadviser-Delegatee, and (v) Subadviser always remains liable to the Investment Manager and the Fund for its obligations hereunder regardless whether services hereunder are provided by Subadviser or any Subadviser-Delegatee. To the extent that such delegation occurs, references to Subadviser herein shall be deemed to include reference to any Subadviser-Delegatee, as the context may require.

22.

Custodian. The Fund’s assets shall be maintained in the custody of its custodian. The Subadviser is authorized, as agent of the Fund, to give instructions to the custodian with respect to the assets of the Fund allocated to the Subadviser hereunder in order to carry out its duties under the terms of this Agreement, including, with respect to the delivery of securities and other investments and payments of cash for the account of the Fund. Any assets added to the Fund shall be delivered directly to such custodian. The Subadviser shall have no liability for the acts or omissions of any custodian of the Fund’s assets.

23.

No Third-Party Beneficiaries. The Fund is intended to be a third party beneficiary of this Agreement. For the avoidance of doubt, and without in any way implying that there are any other third-party beneficiaries to the Agreement or any other agreement with respect to the Trust or any of its series, no person other than the Investment Manager and the Subadviser is a party to this Agreement or shall be entitled to any right or benefit arising under or in respect of this Agreement (with the exception of the Fund), and there are no other third-party beneficiaries of this Agreement. Without limiting the generality of the foregoing, nothing in this Agreement is intended to, or shall be read to, (i) create in any other person (including without limitation any shareholder of any Fund) any direct, indirect, derivative, or other rights against the Investment Manager or Subadviser, or (ii) create or give rise to any duty or obligation on the part of the Investment Manager or Subadviser (including without limitation any fiduciary duty) to any person other than the Fund, all of which rights, benefits, duties, and obligations are hereby expressly excluded.

24.	Other Regulatory Matters.

(a)

Investment Manager acknowledges that Subadviser intends to treat each Fund as an “exempt account” under Commodity Futures Trading Commission (“CFTC”) Regulation 4.7(c) under the Commodity Exchange Act (“CEA”) and needs to verify certain information in order for Subadviser to claim relief from the disclosure and certain recordkeeping provisions of the CEA. Accordingly, Investment Manager hereby represents that each Fund is a “qualified eligible person” under CFTC Regulation 4.7 (“Qualified Eligible Person”). Investment Manager agrees to furnish Subadviser with such financial information as it may request to confirm each Fund’s status (or continuing status) as a qualified eligible person and to inform Subadviser promptly if the Fund loses its status as a Qualified Eligible Person.

(b)	Investment Manager on behalf of the Fund hereby consents to each Fund being treated as an “exempt account” within the meaning of CFTC Regulation 4.7(c).

(c)	Investment Manager and Subadviser each hereby represents that it is:

(i) registered as required with the CFTC as a commodity pool operator, commodity trading advisor, futures commission merchant, introducing broker, retail foreign exchange dealer, swap dealer and/or major swap participant (and is a member of NFA), or

(ii) is excluded or exempt from such registration requirements and has made all required filings relating thereto.

(d)	Investment Manager represents that:

(i) neither it nor the Fund is (i) a person or entity whose name appears on the List of Specially Designated Nationals and Blocked Persons maintained by the U.S. Treasury Department’s Office of Foreign Assets Control, or (ii) a foreign shell bank (a bank without a physical presence in any country);

(ii) neither it nor the Fund is a senior foreign political figure, or an immediate family member or close associate of a senior foreign political figure; and

(iii) neither its nor the Fund’s assets were derived from illegal activities.

(e)	Subadviser represents that:

it is not (i) a person or entity whose name appears on the List of Specially Designated Nationals and Blocked Persons maintained by the U.S. Treasury Department’s Office of Foreign Assets Control, or (ii) a foreign shell bank (a bank without a physical presence in any country);

(ii) it is not a senior foreign political figure, or an immediate family member or close associate of a senior foreign political figure; and

(iii) its assets were not derived from illegal activities.

PURSUANT TO AN EXEMPTION FROM THE COMMODITY FUTURES TRADING COMMISSION IN CONNECTION WITH ACCOUNTS OF QUALIFIED ELIGIBLE PERSONS, THIS ACCOUNT DOCUMENT IS NOT REQUIRED TO BE, AND HAS NOT BEEN, FILED WITH THE COMMISSION. THE COMMODITY FUTURES TRADING COMMISSION DOES NOT PASS UPON THE MERITS OF PARTICIPATING IN A TRADING PROGRAM OR UPON THE ADEQUACY OR ACCURACY OF COMMODITY TRADING ADVISOR DISCLOSURE. CONSEQUENTLY, THE COMMODITY FUTURES TRADING COMMISSION HAS NOT REVIEWED OR APPROVED THIS TRADING PROGRAM OR THIS ACCOUNT DOCUMENT.

IN WITNESS WHEREOF, the parties hereto have caused this instrument to be executed by their officers designated below as of the day and year first above written.

Columbia Management Investment Advisers, LLC		AQR Capital Management, LLC

By:	/s/ David Weiss	By:	/s/ Nicole DonVito
	Signature		Signature

Name:	David Weiss	Name:	Nicole DonVito
	Printed		Printed

Title:	Assistant Secretary	Title:	Managing Director, Senior Counsel & Head of Registered Products AQR Capital Management, LLC

AMENDED AND RESTATED SUBADVISORY AGREEMENT

SCHEDULE A

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